PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated August 31, 2012
Royal Bank of Canada Trigger Yield Optimization Notes $2,999,940.30 Notes Linked to the Common Stock of Las Vegas Sands Corp. due on September 9, 2013
Investment Description
Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the common stock of Las Vegas Sands Corp. (the “Reference Stock”).  The issue price of the Notes is equal to the closing price of the Reference Stock on the trade date (the “initial price”). On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Stock. At maturity, Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the trigger price, Royal Bank of Canada will deliver to you one share of the Reference Stock for each Note you then own (subject to adjustments in the case of certain corporate events described in the product prospectus supplement under “General Terms of the Notes — Anti-dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates
❑        Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

❑        Contingent Repayment of Principal at Maturity— If the price of the Reference Stock does not close below the trigger price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the trigger price on the final valuation date, Royal Bank of Canada will deliver to you one share of the Reference Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                August 31, 2012
Settlement Date                                    September 6, 2012
Final Valuation Date1                        September 3, 2013
Maturity Date1                                        September 9, 2013

1      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. TYON-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. TYON-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to Trigger Yield Optimization Notes we are offering linked to the common stock of Las Vegas Sands Corp.  Coupons will be paid monthly in arrears in 12 equal installments.

Reference Stock	Coupon Rate Per Annum	Initial Price	Trigger Price	CUSIP	ISIN
Common Stock of Las Vegas Sands Corp. (LVS)	11.72%	$42.39	$29.67, which is 70% of the Initial Price	78008W263	US78008W2632
See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. TYON-1 dated March 1, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. TYON-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of Las Vegas Sands Corp.	$2,999,940.30	$42.39	$59,998.8060	$0.8478	$2,939,941.4940	$41.5422
(1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-15 of the accompanying product prospectus supplement no. TYON-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of 2% of the principal amount of each Note.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. TYON-1 dated March 1, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. TYON-1, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. TYON-1 dated March 1, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000696/s228114424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are willing and able to hold the Notes to maturity, a term of approximately 12 months.

♦    You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦    You are willing to invest in the Notes based on the coupon rate specified on the cover page hereof.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are unwilling to invest in the Notes based on the coupon rate specified on the cover page hereof.

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. TYON-1 for risks related to an investment in the Notes.

Final Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	Equal to 100% of the principal amount per Note.
Principal Amount per Note:	Equal to the initial price (as defined below) of the Reference Stock.
Term:	Approximately 12 months.
Reference Stock:	The common stock of Las Vegas Sands Corp.
Coupon Payment:	The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock. The coupon rate per annum for the Notes is 11.72%.
1st Installment through 12th Installment:	0.9767% of the principal amount per Note (or $0.4140 per Note).
Trigger Price:	$29.67, which is 70% of the initial price
Payment at Maturity:
➢     If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you at maturity an amount in cash equal to your principal amount.

➢     If the final price of the Reference Stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the Reference Stock for each Note you own, which is expected to be worth significantly less than your principal and may be worthless.

Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	$42.39, which was the closing price of the Reference Stock on the trade date.
Final Price:	The closing price of the Reference Stock on the final valuation date.
Coupon Payment Dates
Coupons will be paid in arrears in 12 equal monthly installments on the coupon payment dates listed below.

October 9, 2012	April 8, 2013
November 6, 2012	May 6, 2013
December 6, 2012	June 6, 2013
January 7, 2013	July 8, 2013
February 6, 2013	August 6, 2013
March 6, 2013	September 9, 2013

Each coupon payment will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable coupon payment date.

Investment Timeline
Trade Date:
The initial price and the trigger price of the Reference Stock were determined and the coupon rate on the Notes was set.

The issue price per Note was set equal to the initial price of the Reference Stock.

Monthly (including at Maturity):	Royal Bank of Canada pays the applicable coupon payments.

Maturity Date:	The final price is determined as of the final valuation date.

If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you an amount in cash equal to your principal amount.

If the final price of the Reference Stock is below the trigger price on the final valuation date, we will deliver to you one share of the Reference Stock for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. TYON-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. Royal Bank of Canada will only pay you the principal amount of your Notes in cash if the final price of the Reference Stock is greater than or equal to the trigger price. If the final price of the Reference Stock is below the trigger price, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for each Note that you own instead of the principal amount in cash. If you receive shares of Reference Stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum was set on the trade date, the Reference Stock's volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the trigger price.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon payable. Accordingly, if the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final price is less than the trigger price, we will deliver to you at maturity one share of the Reference Stock for each Note you own.  The value of that one share is expected to be worth significantly less than the principal amount at maturity.  As a result, you may lose your entire investment in the Notes.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Notes.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity:  While the payment at maturity for the offered Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Royal Bank of Canada or its affiliates will be willing to purchase the Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your Notes to maturity.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the trigger price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of the Reference Stock. You should not take these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following terms:

Term:	Approximately 12 months
Hypothetical initial price of the Reference Stock*:	$100.00 per share
Hypothetical trigger price**:	$70.00 (70% of the hypothetical initial price)
Hypothetical Principal Amount**:	$100.00 per Note (set equal to the hypothetical initial price)
Coupon rate per annum***:	11.72% ($0.9767 per month)
Hypothetical Dividend yield on the Reference Stock****:	2.00% per annum

*
The hypothetical initial price of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent the actual initial price of the Reference Stock, which is $42.39. For recent actual prices of the Reference Stock, see “Information About the Reference Stock,” beginning on page 11.

**	Actual terms of the Notes are set forth in “Final Terms of the Notes and on the cover page of this pricing supplement.
***	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes.
****	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The final price of the Reference Stock is not below the hypothetical trigger price of $70.00.
Since the final price of the Reference Stock is not below the hypothetical trigger price of $70.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 11.72%.

If the closing price of the Reference Stock on the final valuation date is $100.00 (no change in the price of the Reference Stock):
Payment at Maturity	$100.00
Coupons:	$11.72	($0.9767 × 12 = $11.72)
Total:	$111.72
Total Return on the Notes:	11.72%
In this example, the total return on the Notes is 11.72%, while the total return on the Reference Stock is 2.00% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $130.00 (an increase of 30%):
Payment at Maturity	$100.00
Coupons:	$11.72	($0.9767 × 12 = $11.72)
Total:	$111.72
Total Return on the Notes:	11.72%
In this example, the total return on the Notes is 11.72%, while the total return on the Reference Stock is 32.00% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $85.00 (a decline of 15%):
Payment at Maturity	$100.00
Coupons:	$11.72	($0.9767 × 12 = $11.72)
Total:	$111.72
Total Return on the Notes:	11.72%
In this example, the total return on the Notes is 11.72%, while the total return on the Reference Stock is a loss of 13.00% (including dividends).

Scenario #2: The final price of the Reference Stock is below the hypothetical trigger price of $70.00.

Since the final price of the Reference Stock is below the hypothetical trigger price of $70.00, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $60.00 (a decline of 40%):

Value of each share received:	$60.00
Coupons:	$11.72	($0.9767 × 12 = $11.72)
Total:	$71.72
Total Return on the Notes:	-28.28%

In this example, the total return on the Notes is a loss of 28.28%, while the total return on the Reference Stock is a loss of 38.00% (including dividends).

Hypothetical Return Table at Maturity
The table below is based on the following terms*:

Term:	Approximately 12 months
Coupon rate per annum*:	11.72% (or $0.9767 per monthly period)
Hypothetical Initial price:	$100.00 per share
Hypothetical Trigger price:	$70.00 (70.00% of the initial price)
Hypothetical Principal amount:	$100.00 per Note (set equal to the initial price)
Dividend yield on the Reference Stock***:	2.00% per annum

*	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis.
**	Actual terms of the Notes are set forth in “Final Terms of the Notes” and on the cover page of this pricing supplement.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.
Reference Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$111.72	11.72%	n/a	n/a
$145.00	45.00%	47.00%	$111.72	11.72%	n/a	n/a
$140.00	40.00%	42.00%	$111.72	11.72%	n/a	n/a
$135.00	35.00%	37.00%	$111.72	11.72%	n/a	n/a
$130.00	30.00%	32.00%	$111.72	11.72%	n/a	n/a
$125.00	25.00%	27.00%	$111.72	11.72%	n/a	n/a
$120.00	20.00%	22.00%	$111.72	11.72%	n/a	n/a
$115.00	15.00%	17.00%	$111.72	11.72%	n/a	n/a
$110.00	10.00%	12.00%	$111.72	11.72%	n/a	n/a
$105.00	5.00%	7.00%	$111.72	11.72%	n/a	n/a
$100.00	0.00%	2.00%	$111.72	11.72%	n/a	n/a
$95.00	-5.00%	-3.00%	$111.72	11.72%	n/a	n/a
$90.00	-10.00%	-8.00%	$111.72	11.72%	n/a	n/a
$85.00	-15.00%	-13.00%	$111.72	11.72%	n/a	n/a
$80.00	-20.00%	-18.00%	$111.72	11.72%	n/a	n/a
$75.00	-25.00%	-23.00%	$111.72	11.72%	n/a	n/a
$70.00	-30.00%	-28.00%	$111.72	11.72%	n/a	n/a
$65.00	-35.00%	-33.00%	n/a	n/a	$76.72	-23.28%
$60.00	-40.00%	-38.00%	n/a	n/a	$71.72	-28.28%
$55.00	-45.00%	-43.00%	n/a	n/a	$66.72	-33.28%
$50.00	-50.00%	-48.00%	n/a	n/a	$61.72	-38.28%
$45.00	-55.00%	-53.00%	n/a	n/a	$56.72	-43.28%
$40.00	-60.00%	-58.00%	n/a	n/a	$51.72	-48.28%
$35.00	-65.00%	-63.00%	n/a	n/a	$46.72	-53.28%
$30.00	-70.00%	-68.00%	n/a	n/a	$41.72	-58.28%

(1)	A trigger event does not occur if the final price of the Reference Stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the Reference Stock is below the trigger price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the trigger price. However, if the final price of the Reference Stock is below the trigger price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 2.00% per annum over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes the coupon payments received during the term of the Notes.
(7)	Payment will consist, in part, of shares of the Reference Stock valued and delivered as of the maturity date.
(8)
If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the Reference Stock on the maturity date is substantially greater than the final price of the Reference Stock on the final valuation date. Such an increase in price is not likely to occur.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Debt Portion—Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum

Las Vegas Sands Corp.	11.72%	1.03%	10.69%

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Note that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Reference Stock of the Note is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

The Canadian tax disclosure in the prospectus is based on the assumption that a Note is not at the time of acquisition and during any relevant period “taxable Canadian property” (as defined in the ITA) of a Non-resident Holder.

If the Reference Stock is listed on a “designated stock exchange” (as defined in the ITA) at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if, at any time during the sixty-month period immediately preceding the disposition of the Note, (i) the Non-resident Holder has, either alone or in combination with persons with whom the Non-resident Holder does not deal at arm’s length for purposes of the ITA, owned (or had an option in respect of, or interests in, or for civil law rights in (including a Note)) 25% or more of the issued shares of any class or series of shares in the capital of the issuer of the Reference Stock; and (ii) more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  If the Reference Stock is not listed on a designated stock exchange at the time a Non-resident Holder disposes of the Note, the Note may be taxable Canadian property if more than 50% of the fair market value of the Reference Stock was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the ITA), “timber resource properties” (as defined in the ITA), and options in respect of, or interests in, or for civil law rights in, any such property.  In addition, the Note may be deemed to be taxable Canadian property of the Non-resident Holder in certain circumstances.

A Non-resident Holder should contact its tax advisors to determine whether a Note, or shares of a Reference Stock acquired pursuant to the terms of a Note, may be taxable Canadian property to the Non-resident Holder, and the Canadian tax consequences and obligations resulting therefrom.

Information about the Reference Stock
Included on the following pages is a brief description of the issuer of the Reference Stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the Reference Stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stock as an indication of future performance.

The Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Stock under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Las Vegas Sands Corp.
According to publicly available information, Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company's casinos offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1300514. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “LVS.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for the Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of the Reference Stock on August 31, 2012 was $42.39.  The historical performance of the Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra- Day High	Quarterly Intra-Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$105.35	$70.00	$73.64
4/1/2008	6/30/2008	$83.13	$45.30	$47.44
7/1/2008	9/30/2008	$59.00	$30.56	$36.11
10/1/2008	12/31/2008	$37.00	$2.89	$5.93
1/1/2009	3/31/2009	$9.15	$1.38	$3.01
4/1/2009	6/30/2009	$11.84	$3.08	$7.86
7/1/2009	9/30/2009	$20.73	$6.32	$16.84
10/1/2009	12/31/2009	$18.83	$12.95	$14.94
1/1/2010	3/31/2010	$22.49	$14.89	$21.15
4/1/2010	6/30/2010	$27.84	$18.09	$22.14
7/1/2010	9/30/2010	$35.87	$20.73	$34.85
10/1/2010	12/31/2010	$55.46	$34.61	$45.95
1/1/2011	3/31/2011	$51.00	$36.05	$42.22
4/1/2011	6/30/2011	$48.24	$37.23	$42.21
7/1/2011	9/30/2011	$50.49	$36.09	$38.34
10/1/2011	12/31/2011	$49.44	$36.20	$42.73
1/1/2012	3/31/2012	$59.85	$41.77	$57.57
4/1/2012	6/30/2012	$62.08	$41.28	$43.49
7/1/2012	8/31/2012*	$43.87	$34.72	$42.39

*As of the date of this pricing supplement, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through August 31, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the Reference Stock from August 31, 2007 to August 31, 2012, based on the initial price of $42.39, which was the closing price of the Reference Stock on August 31, 2012, and the trigger price of $29.67, which is equal to 70% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-12 of the accompanying product prospectus supplement no. TYON-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. TYON-1 dated March 1, 2011 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes
In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.